Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DAY ONE BIOPHARMACEUTICALS, INC.

Day One Biopharmaceuticals, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. That the name of this Corporation is Day One Biopharmaceuticals, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on May 26, 2021 under the name Day One Biopharmaceuticals, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 1, 2021, as amended (the “Restated Charter”).

2. Amendment to Article SEVENTH.

(a) Article SEVENTH of the Restated Charter is hereby amended and restated in its entirety as follows:

“ARTICLE VII: LIMITATION OF LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”

3. That the foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law and was approved by the holders of the requisite number of shares of capital stock of the Corporation acting by written consent in accordance with Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 22nd day of June, 2023.

By:	/s/ Charles N. York II
Name:	Charles N. York II
Title:	Chief Financial Officer